TEMPUR-PEDIC ANNOUNCES RECORD FIRST QUARTER SALES AND EARNINGS
– Increases Financial Guidance for 2011
– Company To Report First Quarter 2011 Financial Results on April 21, 2011

LEXINGTON, KY, April 7, 2011 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced preliminary financial results for the first quarter of 2011. The Company also increased financial guidance for 2011.

The Company currently expects first quarter 2011 net sales to be approximately $325 million, representing growth of 28% as compared to the first quarter of 2010. The Company currently expects first quarter 2011 earnings per diluted share (EPS) to range between $0.67 and $0.68. During the first quarter of 2011, the Company purchased 1.32 million shares of its common stock at an average price of $47.35 for a total cost of $62.5 million.

Financial Guidance
The Company increased full year 2011 guidance for net sales and EPS. It currently expects net sales for 2011 to range from $1.31 billion to $1.36 billion. It currently expects EPS for 2011 to range from $2.80 to $2.95. The Company noted its EPS guidance assumes a full year diluted share count of approximately 71 million and does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.

Chief Executive Officer Mark Sarvary commented, “First quarter sales and profits exceeded our prior expectations in both our North American and International segments. During the quarter, we made progress in our effort to enhance our product range and significantly increased our investment in consumer marketing as we seek to capitalize on the considerable market share opportunity we see for our brand.”

Chief Financial Officer Dale Williams commented, “We are pleased that our manufacturing and productivity initiatives continued to deliver significant benefits, which helped drive improved gross margin on a sequential basis. In revising our financial guidance, we considered both the positive sales trends we experienced during the quarter as well as a more inflationary outlook for commodities.”

Conference Call Information
The Company will release its financial results for the first quarter ended March 31, 2011 before the NYSE open of regular trading on Thursday, April 21, 2011. The Company will hold a conference call to discuss those results at 8:00 a.m. Eastern Time.

The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations for building on its 2010 performance in 2011, and for net sales and earnings per share for 2011. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Senior Vice President
800-805-3635